Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Akerna Corp. (the “Company”) on Form S-3 (File No. 333-256878, File No. 333-239783 and File No. 333-228220) and on Form S-8 (File No. 333-233480 and File No. 333-242480) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 20, 2023, with respect to our audits of the consolidated financial statements of Akerna Corp. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Akerna Corp. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

March 20, 2023